                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),(c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                 (Amendment No.)

                             THE ENSIGN GROUP, INC.

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    29358P101
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|_| Rule 13d-1(c)
|X| Rule 13d-1(d)

                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP No. 29358P101                                           Page 2 of 6 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ensign Group Investments, L.L.C.                              EIN: [*]
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,741,180
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,741,180
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,741,180
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.40%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP No. 29358P101                                           Page 3 of 6 Pages
-------------------                                           ------------------

Item 1.

      (a) Name of Issuer:

      The name of the issuer is The Ensign Group, Inc. (the "Issuer").

      (b) Address of Issuer's Principal Executive Offices:

      27101 Puerta Real, Suite 450, Mission Viejo, CA 92691.

Item 2.

      (a) Name of Person Filing:

      Ensign Group Investments, L.L.C. (the "Reporting Person").

      (b) Address of Principal Business Office:

      c/o The Ensign Group, Inc.
      27101 Puerta Real, Suite 450, Mission Viejo, CA 92691

      (c) Citizenship:

      The Reporting Person is a California limited liability company.

      (d) Title and Class of Securities:

      The title of the class of securities to which this statement relates is the common stock of the Issuer, par value $0.001 per share (the "Common Stock").

      (e) CUSIP number:

      29358P101.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C.
78o).

      (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment adviser in accordance with ss. 240.13d-1(b)(1
(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP No. 29358P101                                           Page 4 of 6 Pages
-------------------                                           ------------------

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

      Not Applicable.

Item 4. Ownership.

      (a) Amount beneficially owned: 2,741,180 shares of Common Stock.

      (b) Percent of class: 13.40% (based on 20,456,380 shares outstanding as of December 15, 2007).

      (c) Number of shares as to which such person has:

      (i) Sole power to vote or direct the vote: 2,741,180

      (ii) Shared power to vote or direct the vote: 0

      (iii) Sole power to dispose or direct the disposition of: 2,741,180

      (iv) Shared power to dispose or direct the disposition of: 0

                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP No. 29358P101                                           Page 5 of 6 Pages
-------------------                                           ------------------

Item 5. Ownership of Five Percent or Less of a Class.

      If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

      Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

      Not Applicable.

Item 8. Identification and Classification of Members of the Group.

      Not Applicable.

Item 9. Notice of Dissolution of Group.

      Not Applicable.

Item 10. Certification.

      Not Applicable.

                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP No. 29358P101                                           Page 6 of 6 Pages
-------------------                                           ------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   ENSIGN GROUP INVESTMENTS, L.L.C.


                                   By: /s/ Charles M. Blalack
                                      ------------------------------------------
Dated: January 28, 2008               Charles M. Blalack, Manager and Member